Exhibit 21.1

SUBSIDIARIES
Moderna, Inc.’s principal affiliates as of December 31, 2025, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant subsidiary.

Subsidiary	Jurisdiction of Incorporation
Moderna Australia Pty Ltd	Australia
Moderna Biopharma Canada Corporation	Canada
Moderna Biotech Distributor UK Ltd.	United Kingdom
Moderna Biotech Manufacturing UK Ltd.	United Kingdom
Moderna Biotech Securities, Inc.	Massachusetts
Moderna Biotech Singapore Pte. Ltd.	Singapore
Moderna Biotech Spain, S.L.U.	Spain
Moderna Biotech UK Limited	United Kingdom
Moderna Charitable Foundation, Inc.	Delaware
Moderna Clinical Supply Distributor, LLC	Delaware
Moderna Enzymatics Co., Ltd.	Japan
Moderna France	France
Moderna Germany GmbH	Germany
Moderna Hong Kong Limited	Hong Kong
Moderna Italy S.r.l.	Italy
Moderna Japan Co., Ltd.	Japan
Moderna Korea Limited	South Korea
Moderna Manufacturing Australia Pty Ltd.	Australia
Moderna Manufacturing Canada Corp.	Canada
Moderna Netherlands B.V.	Netherlands
Moderna Norway AS	Norway
Moderna Norwood Real Estate LLC	Delaware
Moderna Poland sp. z o.o.	Poland
Moderna Services, Inc.	Delaware
Moderna Sweden AB	Sweden
Moderna Switzerland GmbH	Switzerland
ModernaTX, Inc.	Delaware
Moderna Taiwan Co., Ltd	Taiwan
Moderna US, Inc.	Delaware